Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, $0.01 Par Value, of SG Blocks, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  November 23, 2011

SMA DEVELOPMENT GROUP, LLC

By:	/s/ Stevan Armstrong
Stevan Armstrong, President

/s/ Stevan Armstrong
STEVAN ARMSTRONG